UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 7)*

                        Duty Free International, Inc.
------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  267084101
                -----------------------------------------
                                (CUSIP Number)



Check the following box if a fee is being paid with the statement [   ].
(A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G

CUSIP No.  267084101                              Page  2    of    13    Pages
           -----------------------                      -----     -----
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   David H. Bernstein
------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)[   ]
                                                                      (b)[   ]
------------------------------------------------------------------------
3  SEC USE ONLY

------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
------------------------------------------------------------------------
               5    SOLE VOTING POWER
                          1,180,215 shares of Common Stock (includes
                            options exercisable for 106,666 shares of
                            Common Stock)
   NUMBER OF      ------------------------------------------------------
    SHARES
BENEFICIALLY   6    SHARED VOTING POWER
   OWNED BY              0 shares of Common Stock
     EACH      ------------------------------------------------------
  REPORTING      7       SOLE DISPOSITIVE POWER
    PERSON               1,180,215 shares of Common Stock (includes
      WITH                  options exercisable for 106,666 shares of
                            Common Stock)
               ------------------------------------------------------
               8    SHARED DISPOSITIVE POWER
                    0 shares of Common Stock
------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   1,180,215 shares of Common Stock (includes options exercisable for
    106,666 shares of Common Stock)
------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES *                                                              [  ]
------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          4.3%
------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
   IN
------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G

CUSIP No.  267084101                              Page  3    of    13    Pages
           -----------------------                      -----     -----
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Patricia B. Bernstein
------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)[   ]
                                                                      (b)[   ]
------------------------------------------------------------------------
3  SEC USE ONLY

------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
------------------------------------------------------------------------
               5    SOLE VOTING POWER
                          0 shares of Common Stock
   NUMBER OF      ------------------------------------------------------
    SHARES
BENEFICIALLY   6    SHARED VOTING POWER
   OWNED BY              327,985 shares of Common Stock
     EACH      ------------------------------------------------------
  REPORTING      7       SOLE DISPOSITIVE POWER
    PERSON               0 shares of Common Stock
      WITH       ------------------------------------------------------
               8    SHARED DISPOSITIVE POWER
                    327,985 shares of Common Stock
------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   327,985 shares of Common Stock
------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES *                                                              [  ]
------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          1.2%
------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
   IN
------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G

CUSIP No.  267084101                              Page  4    of    13    Pages
           -----------------------                      -----     -----
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   David H. Bernstein and Patricia B. Bernstein, as Trustees U/D by
    Laurel Beth Bernstein*
------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)[   ]
                                                                      (b)[   ]
------------------------------------------------------------------------
3  SEC USE ONLY

------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
------------------------------------------------------------------------
               5    SOLE VOTING POWER
                          0 shares of Common Stock
   NUMBER OF      ------------------------------------------------------
    SHARES
BENEFICIALLY   6    SHARED VOTING POWER
   OWNED BY              0 shares of Common Stock
     EACH      ------------------------------------------------------
  REPORTING      7       SOLE DISPOSITIVE POWER
    PERSON               0 shares of Common Stock
      WITH       ------------------------------------------------------
               8    SHARED DISPOSITIVE POWER
                    0 shares of Common Stock

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   0 shares of Common Stock
------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES *                                                              [  ]
------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0%
------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
   IN*
------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

* At December 31 1995, this Trust was dissolved.

                                 SCHEDULE 13G

CUSIP No.  267084101                              Page  5    of    13    Pages
           -----------------------                      -----     -----
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   David H. Bernstein and Patricia B. Bernstein, as Trustees U/D by
    Carolyn Bernstein*
------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)[   ]
                                                                      (b)[   ]
------------------------------------------------------------------------
3  SEC USE ONLY

------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
------------------------------------------------------------------------
               5    SOLE VOTING POWER
                          0 shares of Common Stock
   NUMBER OF      ------------------------------------------------------
    SHARES
BENEFICIALLY   6    SHARED VOTING POWER
   OWNED BY              0 shares of Common Stock
     EACH      ------------------------------------------------------
  REPORTING      7       SOLE DISPOSITIVE POWER
    PERSON               0 shares of Common Stock
      WITH       ------------------------------------------------------
               8    SHARED DISPOSITIVE POWER
                    0 shares of Common Stock

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   0 shares of Common Stock
------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES *                                                              [  ]
------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0%
------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
   IN*
------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

* At December 31 1995, this Trust was dissolved.

                                 SCHEDULE 13G

CUSIP No.  267084101                              Page  6    of    13    Pages
           -----------------------                      -----     -----
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Shale D. Stiller, as Trustee U/D by David H. Bernstein f/b/o Jeffrey
    A. Bernstein*
------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)[   ]
                                                                      (b)[   ]
------------------------------------------------------------------------
3  SEC USE ONLY

------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
------------------------------------------------------------------------
               5    SOLE VOTING POWER
                          0 shares of Common Stock
   NUMBER OF      ------------------------------------------------------
    SHARES
BENEFICIALLY   6    SHARED VOTING POWER
   OWNED BY              0 shares of Common Stock
     EACH      ------------------------------------------------------
  REPORTING      7       SOLE DISPOSITIVE POWER
    PERSON               0 shares of Common Stock
      WITH       ------------------------------------------------------
               8    SHARED DISPOSITIVE POWER
                    0 shares of Common Stock

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   0 shares of Common Stock
------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES *                                                              [  ]
------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0%
------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
   IN*
------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

* At December 31 1995, this Trust was dissolved.

                                 SCHEDULE 13G

CUSIP No.  267084101                              Page  7    of    13    Pages
           -----------------------                      -----     -----
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   David H. Bernstein, as Voting Trustee of the Bernstein Family Voting
    Trust*
------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)[   ]
                                                                      (b)[   ]
------------------------------------------------------------------------
3  SEC USE ONLY

------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
------------------------------------------------------------------------
               5    SOLE VOTING POWER
                          0 shares of Common Stock
   NUMBER OF      ------------------------------------------------------
    SHARES
BENEFICIALLY   6    SHARED VOTING POWER
   OWNED BY              0 shares of Common Stock
     EACH      ------------------------------------------------------
  REPORTING      7       SOLE DISPOSITIVE POWER
    PERSON               0 shares of Common Stock
      WITH       ------------------------------------------------------
               8    SHARED DISPOSITIVE POWER
                    0 shares of Common Stock

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   0 shares of Common Stock
------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES *                                                              [  ]
------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0%
------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
   IN*
------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

* At December 31 1995, this Trust was dissolved.

                                 SCHEDULE 13G

CUSIP No.  267084101                              Page  8    of    13    Pages
           -----------------------                      -----     -----
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Gebr. Heinemann
------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)[   ]
                                                                      (b)[   ]
------------------------------------------------------------------------
3  SEC USE ONLY

------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

   Germany
------------------------------------------------------------------------
               5    SOLE VOTING POWER
                         4,571,664 shares of Common Stock
   NUMBER OF      ------------------------------------------------------
    SHARES
BENEFICIALLY   6    SHARED VOTING POWER
   OWNED BY              0 shares of Common Stock
     EACH      ------------------------------------------------------
  REPORTING      7       SOLE DISPOSITIVE POWER
    PERSON            4,571,664 shares of Common Stock
      WITH       ------------------------------------------------------
               8    SHARED DISPOSITIVE POWER
                    0 shares of Common Stock

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   4,571,664 shares of Common Stock
------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES *                                                              [  ]
------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          16.7%
------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
   PN
------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G

CUSIP No.  267084101                              Page  9    of    13    Pages
           -----------------------                      -----     -----
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Heribert Diehl
------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)[   ]
                                                                      (b)[   ]
------------------------------------------------------------------------
3  SEC USE ONLY

------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

   Germany
------------------------------------------------------------------------
               5    SOLE VOTING POWER
                          909,456 shares of Common Stock (includes
                            options exercisable for 34,334 shares of
                            Common Stock)
   NUMBER OF      ------------------------------------------------------
    SHARES
BENEFICIALLY   6    SHARED VOTING POWER
   OWNED BY              0 shares of Common Stock
     EACH      ------------------------------------------------------
  REPORTING      7       SOLE DISPOSITIVE POWER
    PERSON               909,456 shares of Common Stock (includes
      WITH                  options exercisable for 34,334 shares of
                            Common Stock)
               ------------------------------------------------------
               8    SHARED DISPOSITIVE POWER
                    0 shares of Common Stock
------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   909,456 shares of Common Stock(includes options exercisable for
    334,334 of Common Stock)
------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES *                                                              [  ]
------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          3.3%
------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
   IN
------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                 Page  10    of    13    Pages
                                                       -----     -----

Item 1.
-------
   (a)    Name of Issuer: Duty Free International, Inc.

   (b)    Address of Issuer's Principal Executive Offices:
          63 Copps Hill Road, Ridgefield, Connecticut 06877

Item 2.
------
   (a) Names of Persons Filing: David H. Bernstein, Patricia B. Bernstein, David H. Bernstein and Patricia B. Bernstein, as Trustees U/D by Laurel Beth Bernstein, David H. Bernstein and Patricia B. Bernstein, as Trustees U/D by Carolyn Bernstein, David H. Bernstein, as Voting Trustee of the Bernstein Family Voting Trust, Shale D. Stiller, as Trustee U/D by David H. Bernstein f/b/o Jeffrey A. Bernstein, Gebr. Heinemann, Heribert Diehl.

   (b)    Address of Principal Business Office or, if none, Residence:
For all Filing Persons except Gebr. Heinemann and Heribert Diehl: 6691 Baymeadow Drive, Glen Burnie, Maryland 21060

          For Gebr. Heinemann and Heribert Diehl: Madgeburger Str. 3, 2000 Hamburg 11, Germany

   (c) Citizenship: For all Filing Persons except Gebr. Heinemann and Heribert Diehl: United States

          For Gebr. Heinemann and Heribert Diehl: Germany

   (d)    Title of Class of Securities: Common Stock

   (e)    CUSIP Number: 267084101

Item 3.   Indicate status of filing person:  N/A
------
Item 4.   Ownership
------
   The following sets forth the percent of the class owned, as of December 31, 1995 and provides the following information as of that date and identifies those shares which there is a right to acquire.

                                                Page  11    of    13    Pages
                                                      -----     -----


          The information set forth in Items 5 through 9 on pages 2 through 9 of this Schedule is incorporated herein by reference.

Item 5.   Ownership of Five Percent or Less of a Class.
------
   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following X.

   At December 31, 1995, David H. Bernstein, Patricia B. Bernstein, David H. Bernstein and Patricia B. Bernstein, as Trustees U/D by Laurel Beth Bernstein, David H. Bernstein and Patricia B. Bernstein, as Trustees U/D by Carolyn Bernstein, David H. Bernstein, as Voting Trustee of the Bernstein Family Voting Trust, Shale D. Stiller, as Trustee U/D by David H. Bernstein f/b/o Jeffrey A. Bernstein and Heribert Diehl were no longer the beneficial owner of more than five percent of the class of securities being reported hereon.

Item 6.   Ownership of More than Five Percent on Behalf of Another
------    Person.
                                     N/A

Item 7.   Identification and Classification of the Subsidiary Which
------    Acquired the Security Being Reported on By the Parent
          Holding Company
                                     N/A

Item 8.   Identification and Classification of Members of the Group
------
          At December 31, 1995, the group of which each of the filing persons may have been deemed to be a member had been dissolved.

Item 9.   Notice of Dissolution of Group
------
          At December 31, 1995, the group of which each of the filing persons may have been deemed to be a member had been dissolved.


Item 10.  Certification
-------
          This statement is not filed pursuant to Rule 13d-1(b);
   therefore, the certification is not applicable.

                                              Page  13    of    13    Pages
                                                    -----     -----


                            Joint Filing Agreement

          By signing below, the parties hereto hereby agree and consent, pursuant to Rule 13d-1(f)(1), to the filing of this Schedule 13G (including any amendment) on behalf of each such party.


                                  SIGNATURES

          After reasonable inquiry and to the best of the knowledge and belief of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete, and correct.

January 30, 1996


/s/ David H. Bernstein
------------------------
David H. Bernstein

/s/ Patricia B. Bernstein
-------------------------
Patricia B. Bernstein

/s/ David H. Bernstein     /s/ Patricia B. Bernstein
----------------------     -------------------------
David H. Bernstein and Patricia B. Bernstein,
as Trustees U/D by Laurel Beth Bernstein dated 1/7/88

/s/ David H. Bernstein     /s/ Patricia B. Bernstein
----------------------     --------------------------
David H. Bernstein and Patricia B. Bernstein,
as Trustees U/D by Carolyn Bernstein dated 1/7/88

/s/ David H. Bernstein
----------------------
David H. Bernstein, as Voting Trustee of the
Bernstein Family Voting Trust

         *
------------------------
Shale D. Stiller, as Trustee U/D
by David H. Bernstein f/b/o
Jeffrey A. Bernstein

               *By:/s/ David H. Bernstein
                   ----------------------
                   David H. Bernstein
                   As attorney-in-fact
                   pursuant to a Power of Attorney
                   included in Schedule 13G
                   filed with the Securities and
                   Exchange Commission on September 18, 1992

                                           Page  14    of    14    Pages
                                                 -----     -----


GEBR. HEINEMANN


By:         **
    ------------------
    Name:
    Title:



            **
------------------------
Heribert Diehl



               **By:/s/ Gerald F. Egan
                    ------------------
                   Gerald F. Egan
                   As attorney-in-fact
                   pursuant to a Power of Attorney
                   included in Schedule 13G
                   filed with the Securities and
                   Exchange Commission on September 18, 1992